                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO.  )(1)

                      NUCENTRIX BROADBAND NETWORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    670198100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

----------------------------
(1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------                                          ------------------
CUSIP No.  670198100                  13G                     Page 2 of 31 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         James B. Rubin
         Resurgence Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)/ /
                                                              (b)/ /
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                391,418 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           391,418 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         391,418 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.8%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  670198100                  13G                     Page 3 of 31 Pages
--------------------                                          ------------------

(1) Resurgence Asset Management, L.L.C. ("RAM") exercises voting and dispositive power over the Issuer's securities, solely in RAM's capacity as the general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. and M.D. Sass Corporate Resurgence Partners II, L.P. Accordingly, RAM may be deemed to share voting and dispositive power with each of M.D. Sass Corporate Resurgence Partners L.P. and M.D. Sass Corporate Resurgence Partners II, L.P. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of RAM.

--------------------                                          ------------------
CUSIP No.  670198100                  13G                     Page 4 of 31 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         James B. Rubin
         Resurgence Asset Management International, L.L.C. (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                212,749 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           212,749 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         212,749 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  670198100                  13G                     Page 5 of 31 Pages
--------------------                                          ------------------

(1) Resurgence Asset Management International, L.L.C. ("RAMI") exercises voting and dispositive power over Issuer's securities (a) solely in RAMI's capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence International, Ltd., and (b) solely in RAMI's capacity as sole special shareholder and sole investment advisor to M.D. Sass Re/Enterprises International, Ltd. Accordingly, RAMI, may be deemed to share voting and dispositive power with each of M.D. Sass Corporate Resurgence Partners International Ltd. and M.D. Sass Re/Enterprise International Ltd. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of RAMI.

--------------------                                          ------------------
CUSIP No.  670198100                  13G                     Page 6 of 31 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         James B. Rubin
         Re/Enterprise Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                368,486 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           368,486 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         368,486 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  670198100                  13G                     Page 7 of 31 Pages
--------------------                                          ------------------

(1) Re/Enterprise Asset Management L.L.C. ("REAM") exercises voting and dispositive power over the Issuer's securities (a) as the sole investment advisor to two employee pension plans and (b) as general partner and sole investment advisor of M.D. Sass Re/Enterprise L.P. ("Enterprise") and M.D. Sass Re/Enterprise II, L.P. ("Enterprise II"). Accordingly, REAM may be deemed to share voting and dispositive power with each of the pension plans and with Enterprise and Enterprise II. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of REAM.

--------------------                                          ------------------
CUSIP No.  670198100                  13G                     Page 8 of 31 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Kingstreet Ltd. (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                4,955 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           4,955 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,955 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .048%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  670198100                  13G                     Page 9 of 31 Pages
--------------------                                          ------------------

(1) Kingstreet Ltd. is the wholly-owned subsidiary of The M.D. Sass Re/Enterprise International Irrevocable Trust II (the "Trust"). Accordingly, Kingstreet Ltd. and the Trust may be deemed to share voting and dispositive power over the Issuer's securities. Voting and dispositive power on behalf of the Trust is exercised through its trustees, A. Charles Levene and CITCO International Trust Company Ltd.

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 10 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Resurgence Parallel Fund, L.L.C. (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                12,945 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           12,945 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,945 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 11 of 31 Pages
--------------------                                         -------------------

(1) Voting and dispositive power over the Issuer's securities is exercised through Resurgence Parallel Fund, L.L.C.'s managers, Martin D. Sass, Hugh R. Lamle and Martin E. Winter.

---------------------                                        -------------------
CUSIP No.   670198100                 13G                    Page 12 of 31 Pages
---------------------                                        -------------------
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         M.D. Sass Associates Inc. Employees Profit Sharing Plan (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                3,659 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           3,659 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,659 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .035%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 13 of 31 Pages
--------------------                                         -------------------

(1) A trustee of M.D. Sass Associates, Inc. Employees Profit Sharing Plan is Martin E. Winter.

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 14 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         J.B. Rubin & Company Profit Sharing Plan (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         N/A
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
  NUMBER OF                 208 (1)
   SHARES                   ----------------------------------------------------
BENEFICIALLY          6     SHARED VOTING POWER
OWNED BY EACH               -0-
  REPORTING                 ----------------------------------------------------
 PERSON WITH          7     SOLE DISPOSITIVE POWER
                            208 (1)
                            ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         208 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .002%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 15 of 31 Pages
--------------------                                         -------------------

(1)      The trustee of J.B. Rubin & Company Profit Sharing Plan is James B.
         Rubin.

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 16 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Resurgence Parallel Fund II, L.L.C. (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    366 (1)
   SHARES                      -------------------------------------------------
BENEFICIALLY            6      SHARED VOTING POWER
OWNED BY EACH                  -0-
  REPORTING                    -------------------------------------------------
 PERSON WITH            7      SOLE DISPOSITIVE POWER
                               366 (1)
                               -------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         366 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .0035%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 17 of 31 Pages
--------------------                                         -------------------

(1) Voting and dispositive power over the Issuer's securities is exercised through Resurgence Parallel Fund II, L.L.C.'s managers, Martin D. Sass, Hugh R. Lamle and Martin E. Winter.

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 18 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Resurgence Asset Management Employee Retirement Plan (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    181 (1)
   SHARES                      -------------------------------------------------
BENEFICIALLY            6      SHARED VOTING POWER
OWNED BY EACH                  -0-
  REPORTING                    -------------------------------------------------
 PERSON WITH            7      SOLE DISPOSITIVE POWER
                               181 (1)
                               -------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         181 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .002%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 19 of 31 Pages
--------------------                                         -------------------

(1) The trustee of Resurgence Asset Management Employee Retirement Plan is James B. Rubin.

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 20 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Mid Ocean Capital (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         N/A
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    148 (1)
   SHARES                      -------------------------------------------------
BENEFICIALLY            6      SHARED VOTING POWER
OWNED BY EACH                  -0-
  REPORTING                    -------------------------------------------------
 PERSON WITH            7      SOLE DISPOSITIVE POWER
                               148 (1)
                               -------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         148 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .001%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 21 of 31 Pages
--------------------                                         -------------------

(1) Voting and dispositive power over the Issuer's securities is exercised through A. Charles Levene.

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 22 of 31 Pages
--------------------                                         -------------------

ITEM 1(a).     Name of Issuer:  Nucentrix Broad Band Networks, Inc.
ITEM 1(b).     Address of Issuer's Principal Executive Offices:
                        200 Chisholm Place
                        Suite 200
                        Plano, Texas  75075

ITEM 2(a).     Name of Person Filing: Resurgence Asset Management, L.L.C.
                                         ("RAM"),
                                         Resurgence Asset Management
                                         International, L.L.C. ("RAMI")
                                         Re/Enterprise Asset Management, L.L.C.
                                         ("REAM")
                                         Kingstreet Ltd.
                                         Resurgence Parallel Fund, L.L.C.
                                         ("Parallel Fund I")
                                         M.D. Sass Associates, Inc. Employees
                                         Profit Sharing Plan ("SAEPS")
                                         J.B. Rubin & Company Profit Sharing
                                         Plan (the "Rubin Plan")
                                         Resurgence Parallel Fund II, L.L.C.
                                         ("Parallel Fund II")
                                         Resurgence Asset Management Employee
                                         Retirement Plan ("RAM Plan")
                                         Mid Ocean Capital

ITEM 2(b).     Address of Principal Business Office, or, if none, Residence:

               The address for each of RAM, RAMI, REAM,
               the Rubin Plan, Parallel Fund I, Parallel Fund
               II, and RAM Plan is:
                        10 New King Street
                        First Floor
                        White Plains, New York  10604

               The address for SAEPS is:
                        1185 Avenue of the Americas
                        18th Floor
                        New York, New York  10036

               The address for Kingstreet Ltd. and Mid Ocean Capital is:
                        c/o  CITCO International Trust Company, Ltd.
                        Corporate Center
                        West Bay Road
                        P.O. Box 31106 SMB
                        Grand Cayman, Cayman Islands

---------------------                                        -------------------
CUSIP No.  6701989100                 13G                    Page 23 of 31 Pages
---------------------                                        -------------------


ITEM 2(c).     Citizenship:  U.S.A.

ITEM 2(d).     Title of Class of Securities:  Common Stock
ITEM 2(e).     CUSIP Number:  670198100

ITEM 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
               (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;
               (b)      [ ] Bank as defined in Section 3(a)(6) of the
                        Exchange Act;
               (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
               (d) [ ] Investment company registered under Section 8 of the Investment Company Act;
               (e) [X] An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);
               (f)      [X] An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(1)(ii)(G);
               (g)      [X] A parent holding company or control person in
                        accordance with Rule 13d-1(b)(1)(ii)(G);
               (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
               (j)      [ ] Group, in accordance with Rule
                        13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.        Ownership:

               (a)      Amount Beneficially Owned:

                        See Item 9 of each cover page

               (b)      Percent of Class:

                        See Item 11 of each cover page

               (c)      Number of shares as to which such persons has:
                        (i)     sole power to vote or to direct the vote:
                                See Item 5 of each cover page
                        (ii)    shared power to vote or to direct the vote:
                                See Item 6 of each cover page
                        (iii) sole power to dispose or to direct the disposition of:
                                See Item 7 of each cover page

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 24 of 31 Pages
--------------------                                         -------------------


                           (iv) shared power to dispose or to direct the disposition of:
                                   See Item 8 of each cover page

--------------------                                         -------------------
CUSIP No.  039381108                  13G                    Page 25 of 31 Pages
--------------------                                         -------------------

ITEM 5.        Ownership of Five Percent or Less of a Class: N/A
                       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               INSTRUCTION. Dissolution of a group requires a response to this item.

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person:

                       See footnotes to each cover page

ITEM 7.        Identification and Classification of the Subsidiary
                       Which Acquired the Security Being Reported on by the Parent Holding Company:

ITEM 8.        Identification and Classification of Members of the Group:
               N/A

ITEM 9.        Notice of Dissolution of Group: N/A

ITEM 10.       Certifications.

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of all of the securities covered by this statement.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 22, 2001             RESURGENCE ASSET MANAGEMENT, L.L.C.

                                      By: /s/ James B. Rubin
                                      ------------------------------------
                                      James B. Rubin, Manager

                                      RESURGENCE ASSET MANAGEMENT
                                      INTERNATIONAL, L.L.C.

                                      By: /s/ James B. Rubin
                                      ------------------------------------
                                      James B. Rubin, Manager

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 26 of 31 Pages
--------------------                                         -------------------

                                      RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      KINGSTREET LTD.

                                      By: /s/  A. Charles Levene
                                      ----------------------------------------
                                      A. Charles Levene, Authorized Signor

                                      RESURGENCE PARALLEL FUND, L.L.C.

                                      By: /s/  Martin D. Sass
                                      ----------------------------------------
                                      Martin D. Sass, Manager

                                      By: /s/  Martin E. Winter
                                      ----------------------------------------
                                      Martin E. Winter, Manager

                                      M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                      PROFIT SHARING PLAN

                                      By: /s/  Martin E. Winter
                                      ----------------------------------------
                                      Martin E. Winter, Trustee

                                      J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                                      By:  /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Trustee

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 27 of 31 Pages
--------------------                                         -------------------

                                      RESURGENCE PARALLEL FUND II, L.L.C.

                                      By:  /s/  Martin E. Winter
                                      ----------------------------------------
                                      Martin E. Winter, Member

                                      RESURGENCE ASSET MANAGEMENT EMPLOYEE
                                      RETIREMENT PLAN

                                      By:  /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Trustee

                                      MID OCEAN CAPITAL

                                      By:  /s/  A. Charles Levene
                                      ----------------------------------------
                                      A. Charles Levene, Authorized Signor

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 28 of 31 Pages
--------------------                                         -------------------

                          EXHIBIT INDEX TO SCHEDULE 13G
                               ARCH WIRELESS, INC.

EXHIBIT 1

Agreement between Resurgence Asset Management, L.L.C. ("RAM"), Resurgence Asset Management International, L.L.C. ("RAMI"), Re/Enterprise Asset Management, L.L.C. ("REAM"), Kingstreet Ltd., Resurgence Parallel Fund, L.L.C. The M.D. Sass Associates, Inc. Employees Profit Sharing Plan, J.B. Rubin & Company Profit Sharing Plan, Resurgence Parallel Fund II, L.L.C., Resurgence Asset Management Employee Retirement Plan, and Mid Ocean Capital as to joint filing of Schedule 13G.

EXHIBIT 2

Disclaimer of beneficial ownership by RAM, RAMI and REAM.

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 29 of 31 Pages
--------------------                                         -------------------

                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

Each of the undersigned hereby affirms that it is individually eligible to use
Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.

Dated:  February 22, 2001

                                      RESURGENCE ASSET MANAGEMENT, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      RESURGENCE ASSET MANAGEMENT
                                      INTERNATIONAL, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      KINGSTREET LTD.

                                      By: /S/  A. Charles Levene
                                      ----------------------------------------
                                      A. Charles Levene, Authorized Signor

                                      RESURGENCE PARALLEL FUND, L.L.C.
                                      By: /s/  Martin D. Sass
                                      ----------------------------------------
                                      Martin D. Sass, Manager

                                      By:  /s/  Martin E. Winter
                                      ---------------------------------------
                                      Martin E. Winter, Manager

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 30 of 31 Pages
--------------------                                         -------------------

                                      M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                      PROFIT SHARING PLAN

                                      By: /s/  Martin E. Winter
                                      ----------------------------------------
                                      Martin E. Winter, Trustee

                                      J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                                      By:  /s/  James B. Rubin
                                      ------------------------------------------
                                      James B. Rubin, Trustee

                                      RESURGENCE PARALLEL FUND II, L.L.C.

                                      By:  /s/  Martin E. Winter
                                      ----------------------------------------
                                      Martin E. Winter, Member

                                      RESURGENCE ASSET MANAGEMENT EMPLOYEE
                                      RETIREMENT PLAN

                                      By:  /s/  James B. Ruben
                                      ----------------------------------------
                                      James B. Rubin, Trustee

                                      MID OCEAN CAPITAL

                                      By:  /s/  A. Charles Levene
                                      ----------------------------------------
                                      A. Charles Levene, Authorized Signor

--------------------                                         -------------------
CUSIP No.  670198100                  13G                    Page 31 of 31 Pages
--------------------                                         -------------------
                                    EXHIBIT 2

                       DISCLAIMER OF BENEFICIAL OWNERSHIP

Each of the undersigned disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that any of the undersigned is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13G.

Dated:  February 22, 2001

                                      RESURGENCE ASSET MANAGEMENT, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      RESURGENCE ASSET MANAGEMENT
                                      INTERNATIONAL, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager